SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

                     For Registration of Certain Classes of
                 Securities Pursuant to Section 12(b) or (g) of
                       The Securities Exchange Act of 1934


                                  ConAgra, Inc.
                          (Exact name of registrant as
                            specified in its charter)


                                    Delaware
                             (State of Incorporation
                                or organization)


                                   47-0248710
                     (I.R.S. Employer Identification Number)


                               One ConAgra Drive,
                                 Omaha, Nebraska
                              (Address of principal
                               executive offices)

                                   68102-5001
                                   (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:


Title of each class                    Name of each exchange on which
to be so registered                    each class is to be registered

Preferred Share Purchase Rights        New York Stock Exchange

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. /_/

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. /_/

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

Item 1.           Description of Registrant's Securities to be Registered.

                  On July 12, 1996, the Board of Directors of ConAgra, Inc. (the "Company") declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $5.00 per share, of the Company (the "Common Stock"). The description and terms of the Rights are set forth in a registration statement on Form 8-A dated July 12, 1996 as filed by the Company with the Securities and Exchange Commission and in the Rights Agreement dated as of July 12, 1997 (the "Rights Agreement") attached thereto as an exhibit. The adjustment of the Rights described in this amendment to the Form 8-A and as described in the Certificate of Adjustment filed as Exhibit 1 hereto and incorporated herein by reference, amends the description of the Rights.

         On July 11, 1997, the Company effected a two-for-one stock split of the shares of Common Stock, par value $5.00 per share, of the Company, to be effected in the form of a stock dividend (the "Distribution") on October 1, 1997 to holders of record of the Common Stock on September 5, 1997. As a result of the Distribution, each share of Common Stock outstanding immediately after the Distribution will have one-half Right associated with such share.

Item 2.           Exhibits.


     1. Certificate of Adjustment dated as of October 1, 1997 with respect to a two-for-one stock split.



                                  SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, ConAgra, Inc. has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        ConAgra, Inc.


                                        /s/ J. P. O'Donnell
                                        By:____________________
                                           James P. O'Donnell
                                           Executive Vice President,
                                           Chief Financial Officer and
                                           Corporate Secretary

October 1, 1997

                        INDEX TO EXHIBITS

Exhibit                                              Description

     1. Certificate of Adjustment dated as of October 1, 1997 with respect to a two-for-one stock split.